SUMMARY OF TERMS FOR THE
    ACQUISITION OF ASSETS OF LE FLAV SPIRITS, LLC FROM AMERIGO ENERGY, INC.

THIS MEMORANDUM SUMMARIZES THE PRINCIPAL TERMS OF THE PROPOSED ACQUISITION OF ASSETS OF LE FLAV SPIRITS, LLC. THIS TERM SHEET IS FOR DISCUSSION PURPOSES ONLY; THERE IS NO OBLIGATION ON THE PART OF ANY NEGOTIATING PARTY UNTIL A DEFINITIVE PURCHASE AGREEMENT IS SIGNED BY ALL PARTIES. THIS TERM SHEET IS SUBJECT TO THE SATISFACTORY COMPLETION OF DUE DILIGENCE. THIS TERM SHEET DOES NOT CONSTITUTE EITHER AN OFFER TO SELL OR AN OFFER TO PURCHASE SECURITIES.


Assets to be Acquired:  Amerigo  Energy,  Inc.(The   Company)  to  acquire  all
                        assets,  trademarks,  contracts,   formulas,  licenses,
                        existing    inventory    and   rights   to   the    "Le
                        FLAV{reg-trade-mark}"  spirits   brands.   This  is  to
                        include  Le  FLAV{reg-trade-mark}  Brooklyn  Iced  Tea,
                        Chateau        Le        FLAV{reg-trade-mark},       Le
                        FLAV{reg-trade-mark} Cocktails, Le FLAV{reg-trade-mark}
                        Cognacs, Le FLAV{reg-trade-mark} Super Premium Vodka and Flavored Vodkas and all flavors currently in production and contemplated.

Total consideration:    The  consideration for the purchased assets shall be in
                        the form  of a promissory note, common shares of stock,
                        and warrants  allowing Le FLAV Spirits, LLC to purchase
                        additional  shares   of   stock  in  the  future.   The
                        promissory note to bear interest  at 8% annualized with
                        principal payments equal to $1.00 per bottle sold, paid
                        quarterly.    Prepayment of $25,000  principal  payment
                        due 10 days after  execution  of  the letter of intent.
                        Option of the note holder to defer per bottle payments in lieu of receipt of shares.

Board position:         Le FLAV Spirits, LLC can nominate up  to two (2) people
                        for  a  Board  position  on  the  company.   There   is
                        currently  only  one (1) person on the Board so Le FLAV
                        Spirits, LLC will have majority of Board seats.

Fundraising:            Amerigo Energy, Inc.  anticipates  filing  a  form  S-1
                        Registration  Statement  for  the sale of three million
                        (3,000,000) shares of stock at  a  price  of  $3.00 per
                        share  within  ninety  (90)  days (subject to new Board
                        approval).   Proceeds to be used  concurrent  with  the
                        business plan Amerigo received from Le FLAV Spirits, LLC.

Anticipated Symbol:     Concurrent with the fundraising, the  company will make
                        best  efforts  to  have  the  name changed to  Le  FLAV
                        Spirits, LTD within thirty (30) days and stock symbol changed to a more suitable name relevant to the spirits brand. (FLAV if possible)

Listing: The Company will complete best efforts to be listed on a National Exchange (i.e.Nasdaq) within twelve months; however, Le FLAV Spirits, LLC acknowledges no guarantees as it relates to the ability of the company to achieve the listing requirements or approval for listing.

Indemnity:              Le FLAV Spirits, LLC  shall  indemnify  for any and all
                        pre-closing Company obligations outside the ordinary course of business.

Reps and Warranties:    Amerigo Energy, Inc. and  Le  FLAV  Spirits,  LLC  will
                        provide customary representations and warranties for a transaction of this type.

Anticipated Date	The   parties   anticipate   the   closing  of  the
of Closing:		acquisition of the assets will occur on  or  before  14
                        days from execution of this letter of intent.

Confidentiality:        Le FLAV Spirts, LLC  and Amerigo Energy, Inc. shall not
                        disclose  the  terms  of  this  summary of terms to any
                        person or entity (other than officers  or  directors of
                        the  Company  for  the  sole  purpose of obtaining  any
                        required  waivers  or  consents,  or   other  than  its
                        attorney's,  agents,  employees  and consultants).   Le
                        FLAV Spirits, LLC acknowledges the Purchaser is a publicly traded company and a copy of this letter of intent and subsequent purchase agreement will be filed with the Securities and Exchange Commission.

Transaction Fees:       The legal fees for the transaction shall be paid for by
                        the Company on a post-closing basis. Any party who pays for such fees in advance of closing shall be reimbursed by the Company post closing.

No Shop Agreement:      Le  FLAV  Spirits,  LLC  agrees that for a period of 30
                        days from the date this summary of terms is executed by
                        Le FLAV Spirits, LLC, neither  it  nor  its agents will
                        (i)   solicit,   initiate,  encourage  or  assist   the
                        submission of any proposal, negotiation or offer from any person or entity other than Le FLAV Spirits, LLC relating to the sale of any of Le FLAV Spirits, LLC's assets of the Company or (ii) enter into any agreement to transfer any of Le FLAV Spirits, LLC's assets of the Company with anyone other than Amerigo Energy, Inc. Le
                        FLAV Spirits, LLC shall promptly notify Amerigo Energy,
                        Inc. in writing of the existence and details of any inquiry to purchase Le FLAV Spirits, LLC's assets by any third party during such 30 day period.

Nonbinding Effect:      Except for  the  provisions  contained  herein entitled
                        "Confidentiality" and "No Shop Agreement," which are explicitly agreed by Amerigo Energy, Inc. and Le FLAV
                        Spirits, LLC to be binding, this summary of terms is not intended to create any legally binding obligations on either party unless and until the parties enter into a definitive purchase agreement.

Accepted and Agreed:

PURCHASERS:

AMERIGO,  INC.

BY:  /s/ Jason Griffith
---------------------------
TITLE: JASON GRIFFITH, CEO


LE FLAV SPIRITS, LLC:

BY:  /s/ Anthony Capomaccio
---------------------------------
NAME: ANTHONY CAPOMACCIO, MANAGER